                                                                   Exhibit 4.iii

                                                                        P-851-90

Endorsement

As of the Date of Issue of this Contract, this Endorsement is added to the Contract.

In order to qualify this Contract as an annuity under the federal income tax laws the ownership rights of the Owner under the Contract are restricted as follows:

     If the Owner holds the contract in an individual capacity, the Owner must be the Annuitant.

     If the Owner does not hold the Contract in an individual capacity, the Annuitant will be treated as the Owner for the purposes of the Death of Owner provision.

     Death of Owner
     Proof of the death of the Owner must be sent to the Company. If the Owner dies before the Maturity Date, all of the death proceeds must be distributed within 5 years after the death of the Owner or applied to a Payment Option. Payments under the Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within 1 year after the death of the Owner.

     If the Owner dies on or after the Maturity Date and before the entire interest has been distributed to the Annuitant, then the entire remaining interest must be distributed at least as quickly as under the method of distribution being used on the date of death of the Owner.

Qualified Plans
If the Owner is a plan fiduciary under a Plan or Trust which is qualified under the provisions of the Internal Revenue Code:

     1.   The Owner must be the Beneficiary; and

     2. The entire interest is nonforfeitable and nontransferable except that the Owner can make a change of Owner or make an absolute assignment to a plan fiduciary under another qualified Plan or Trust or to the Annuitant when allowed by the terms of the Plan or Trust.

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto               James A. Gallagher
/s/                            /s/
President                      Secretary

                  ENDORSEMENT: INDIVIDUAL RETIREMENT ANNUITY

  As of the Date of Issue of this Contract, this Endorsement is added to the Contract. In the event of a conflict between this Endorsement and the Contract, the provisions of the Endorsement will control.

  In order to qualify this Contract as an Individual Retirement Annuity under
Section 408(b) of the Internal Revenue Code, (the "Code"), the following restrictions apply.

  1. The Owner of the Contract is the Annuitant; and the Owner of the Contract CANNOT be changed. The Contract is for the exclusive benefit of the Owner or the named Beneficiary.

  2. Although this Contract is a Flexible Purchase Payment Contract, total purchase payments for any taxable year CANNOT exceed $2,000, except in the case of a rollover as permitted by the Code or a purchase payment in accordance with a Simplified Employee Pension Program as described in Section 408(k) of the Code. Purchase payments must be in cash.

  3. The payment of dividends, if any, will be applied to the purchase of additional benefits before the end of the calendar year following the declaration of dividends under this Contract. Any refund of purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future purchase payments or the purchase of additional benefits.

  4. The entire interest of the Owner must be distributed to the Owner not later than the first day of April following the calendar year in which the Owner attains age 70 1/2; or it must be applied not later than the first day of April following the calendar year in which the Owner attains age 70 1/2 to the First, Second, Third or Sixth Payment Option of the Contract for:

    (a) The life of the Owner or the lives of the Owner and named Payee; or

    (b) A period which is not longer than the life expectancy of the Owner or the joint life and last survivor expectancy of the Owner and the named Payee.

  Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Owner's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a non-spouse Beneficiary may not be recalculated.

  In no event will the payments under the Payment Option selected by the Owner be less than the minimum distribution amount and/or the incidental benefit amount required under Section 401(a)(9) of the Code as applied to individual retirement annuities.

  If the spouse of the Owner is not the Beneficiary the method of distribution selected by the Owner must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Owner.

  5. If the Owner's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Owner's entire interest by the life expectancy of the Owner or joint and last survivor expectancy of the Owner and Beneficiary.

  6. If the Owner dies before distribution of his or her interest starts, the Death Proceeds must be distributed in accordance with one of the following rules.

    (a) The Death Proceeds must be paid within 5 years after the death of the Owner; or

    (b) If the Owner's Interest is payable to a Beneficiary designated by the Owner and the Owner has not elected (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Beneficiary commencing no later than one (1) year after the date of the Owner's death. The Beneficiary may elect at any time to receive greater payments. If the Beneficiary is an individual, the Beneficiary can elect any Payment Option listed in 4 above, with an Option Date not later than 1 year after the death of the Owner; or

    (c) If the Beneficiary is the Owner's surviving spouse, the spouse may elect within the five year period commencing with the Owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Owner would have attained age 70 1/2. The surviving spouse may accelerate these payments at any time by increasing the frequency or amount of such payments. If the Beneficiary is the surviving spouse of the Owner, the Beneficiary: can elect the Fourth Payment Option for a period which ends prior to the date on which the Owner would have attained age 70 1/2: and can elect any Payment Option listed in 4 above, with an Option Date not later than the date on which the Owner would have attained age 70 1/2.

    (d) If the Beneficiary is the surviving spouse of the Owner, the Beneficiary can treat the Contract as his or her own individual retirement arrangement by making a rollover from the Contract.

  Payments will be calculated by use of the return multiples specified in section 1.72-9 of the Income Tax Regulations. (Life expectancy of a surviving spouse may be recalculated annually.) In the case of any other Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any period of 12 consecutive months will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

  Any amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

  7. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

  8. The entire interest of the Owner is nonforfeitable and nontransferable.

  9. The Company will furnish annual calendar year reports concerning the status of this Contract.

  10. In order to continue to qualify this Contract under Section 408(b) of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.

NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

(ART)
President                                 (ART)
                                          Secretary

                                                                 EXHIBIT 4 (IV)

                  RIDER: BENEFITS FOR DISABILITY OF ANNUITANT

  The COMPANY agrees to provide purchase payment benefits with respect to the Contract and to waive premiums for this Rider on receipt of proof that total disability of the Annuitant:

  .Started while this Rider was in force; and

  .Has continued for at least six months.

RIDER SCHEDULE.

Annuity Contract Number:

Annuitant:

Date of Issue of this Rider:

Rider Premium Rate:

Maximum Purchase Payment Benefits:

  First Rider Year:

  Each Later Rider Year:

Expiry Date:

  DEFINITIONS. "Total disability" means disability of the Annuitant:

  .Which results from sickness or accidental bodily injury; and

  .Which continuously prevents the Annuitant from working for pay or profit.

  During the first 36 months of disability, "working" means engaging in the occupation which was the regular occupation of the Annuitant when total disability started; and thereafter means engaging in any occupation for which the Annuitant is or becomes fit by education, training or experience.

  Total disability may be the result of a sickness which began or an injury which occurred either before or after this Rider was issued.

  "Working for pay or profit" includes attending school or college as a full time student, if that was the main occupation of the Annuitant when the disability started.

  Total disability will be presumed if, as the result of a sickness or an accidental bodily injury, the Annuitant has a total loss, which begins while this Rider is in force, of:

  .Speech; or sight in both eyes; or hearing in both ears; or

  .Use of both hands; or use of both feet; or use of one hand and one foot.

  Total disability will be presumed as long as the loss continues, even if the Annuitant is working for pay or profit.

  "Purchase payment benefit" means an amount provided by the Company because of total disability of the Annuitant and applied to the Contract in the form of a purchase payment.

  "Credits" means the amount of purchase payments applied to the Contract, except that:

  .Money transferred to the Contract from any other plan or policy will not count as a credit;

  . Credits in a rider year will not be more than the Maximum Purchase
    Payment Benefits for that rider year; and

  . For any period for which purchase payment benefits are provided, credits will not be more than those benefits.

  EXCLUSION. This Rider does not provide benefits for total disability which results from a sickness or from an injury caused by war or an act of war.

  PURCHASE PAYMENT BENEFITS. After total disability has continued for at least six months, purchase payment benefits will be provided for each rider month of the benefit period. The benefit period:

  .Starts on the first day of the rider month in which total disability started; and

  .Ends at the end of the second full rider month after total disability ends.

  No benefits will be provided for any period more than one year before proof of total disability is received by the Company at its Home Office. No benefits will be provided beyond the contract anniversary nearest the 65th birthday of the Annuitant unless total disability has been continuous for the full five year period which ends on that contract anniversary.

  AMOUNT OF PURCHASE PAYMENT BENEFITS. The amount of the purchase payment benefit for each month of the benefit period will be computed as follows:

  . If total disability starts during the first rider month, the amount will be equal to the smaller of: (a) the sum of all credits in the first rider month but before the date total disability started; and (b) one-twelfth of the Maximum Purchase Payment Benefits for the first rider year.

  . If total disability starts after the first rider month but during the first rider year, the amount will be equal to the smaller of: (a) the monthly average of credits for all rider months before the rider month in which total disability started; and (b) one-twelfth of the Maximum Purchase Payment Benefits for the first rider year.

  . If total disability starts after the first rider year, the amount will be equal to the monthly average of credits for all rider years before the rider year in which total disability started.

  HOW PURCHASE PAYMENT BENEFITS ARE PROVIDED. When a claim for benefits under this Rider is approved, the Company will provide an initial benefit. The initial benefit will be equal to one monthly purchase payment benefit times the number of rider months which have started during the benefit period. The Company will pay to the Owner in cash:

  . The whole initial benefit; or, if less,

  . An amount equal to the sum of all purchase payments which were applied to the Contract during the benefit period.

  The Company will apply any balance of the initial benefit to the Contract as a purchase payment. Thereafter during the benefit period, the Company will apply one monthly purchase payment benefit to the Contract as a purchase payment on the first day of each rider month.

  WAIVER OF PREMIUMS BENEFIT. After total disability has continued for at least six months, the Company will waive premiums for this Rider which are due and payable for the benefit period. The Company will refund to the Owner the part of any premiums which were paid but are later waived.

  PROOF OF DISABILITY. Proof of total disability must be furnished:

  . During the life of the Annuitant; and

  . During the period of total disability; and

  . Not more than one year after: (a) the contract anniversary nearest the 63th birthday of the Annuitant or (b) the surrender or maturity of the Contract.

  Failure to furnish proof of total disability within the time required will not void or reduce a claim for benefits if it is shown that:

  . It was not reasonably possible to furnish proof within that time; and

  . Proof was furnished as soon as reasonably possible.

  Proof of the continuance of disability may be required by the Company at reasonable intervals; but after two years of continuous total disability, proof will not be required more often than once a year.

  CONTRACT BENEFITS. The values of the Contract and any dividends will be the same as they would be if purchase payment benefits were paid to the Company in cash.

  PREMIUMS FOR THIS RIDER. Premiums for this Rider are due when purchase payments are applied to the Contract. The amount of a premium for the Rider is equal to the Rider Premium Rate shown above times the amount of the purchase payment; but any purchase payment which does not count as a credit (see Definitions) will be excluded from the computation. The computation of the first premium for the Rider will be based on any purchase payment which is being applied plus all purchase payments which have been applied during the first rider year. No premium for the Rider will be due or payable after:

  .The contract anniversary which is nearest to the 64th birthday of the Annuitant;

  .The contract anniversary which next precedes the Expiry Date shown above;
  or

  .The termination of the Rider.

  DATE OF ISSUE. The Date of Issue of this Rider is shown above. If this Rider is issued after the Date of Issue of the Contract, the first rider year will start on the contract anniversary which is on or which next precedes the Date of Issue of this Rider.

  NOT CONTESTABLE AFTER TWO YEARS. This Rider will not be contestable after it has been in force during the life of the Annuitant, and without the occurrence of total disability of the Annuitant, for two years from the Date of Issue of the Rider.

  INCORRECT AGE. The Rider Premium Rate for this Rider is based on the date of birth of the Annuitant shown in Section 1 of the Contract. If the date of birth is not correctly shown, the values and benefits will be corrected to the amounts which the premiums paid would have provided for the correct date of birth.

  CONTRACT. A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Contract to which it is attached.

  TERMINATION. This Rider will terminate upon the earliest of:

  .Surrender or maturity of the Contract;

  .Death of the Annuitant;

  . The contract anniversary nearest the 65th birthday of the Annuitant except as to benefits for an existing total disability which has been continuous for the full five year period which ends on that anniversary.

  . Receipt by the Company at its Home Office of written election signed by the Owner of the Contract to terminate the Rider; or

  . The Expiry Date of the Rider.

NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

(ART)                                     (ART)
President                                 Secretary

--------------------------------------------------------------------------------
                                                                       Exhibit
                                                                       P-935-97L
Endorsement

As of the Endorsement Date, the following provision is added to the Contract:

Contract Loans

CONTRACT LOANS

As provided for under Section 72(p) of the Internal Revenue Code ({Code"), as amended, and other sections of the Code which may apply, loans may be made from a qualified employer plan without realizing a taxable distribution, subject to some limitations. Therefore, after the Right to Return the Contract period and before the Maturity Date, you can borrow part of the Contract Value of this Contract by written request to the Company:

c  If the Contract is in force under a Plan which meets the requirements of
   Section 401(a), Section 401(k) or Section 403(b) of the Code; and c If the Plan allows loans; and c If there is no existing Contract Loan Balance on this Contract; and c Subject to the Limitations on Contract Loans provision below.

The Company reserves the right to amend this endorsement in the event of a change in the laws or regulations relating to the treatment of loans. The Company will notify you in writing of any amendment required.

The Contract Loan provision is not intended to satisfy the Employee Retirement Income Security Act of 1974 (ERISA) relating to Plan Participant Loans. It is the responsibility of the Plan Trustee of ERISA plans to satisfy those requirements.

Contract Loans are made on the sole security of the Contract. Contract Loans will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately, unless you request otherwise. Assets equal to the amount of the
Loan:

c Will be transferred to a Loan Collateral Account and held in the general investment account of the Company; and
c  Will earn interest at the effective rate of 4 1/2% per year.


ENDORSEMENT DATE:

This interest will be credited to the sub-accounts and to the Fixed Account in the same proportion as net purchase payments are being allocated to the sub-accounts and to the Fixed Account: each year on the contract anniversary; and on the date the Contract Loan is repaid in full.

Contract Loans, whether or not repaid, can have a permanent effect on Contract Values and Death Proceeds.


LOAN VALUE

The Loan Value of the Contract is the amount which with loan interest will equal 90% of the Contract Value of the Contract projected with interest at a rate equivalent to 4 1/2% per year to the next loan interest due date. (See Limitations on Contract Loans below.)


LIMITATIONS ON CONTRACT LOANS
The minimum loan available is $500.

The amount of the loan, when added to the outstanding loan balance of all other loans, whenever made, from all other plans of the same employer, must not exceed:

c $50,000 reduced by the excess of the highest outstanding balance of loans under such plans during the one year period, ending on the day before the date on which the loan is made, over the outstanding balance of loans under such plans on the date the loan is made; or, if less

c The greater of $10,000 or one-half of the current value of the nonforfeitable accrued benefit under the plan; or, if less

c  The Loan Value of the Contract.

The total of the Contract's share of the sub-accounts and the Fixed Account immediately after a loan is made must be at least $500.

INTEREST ON LOANS; CONTRACT LOAN BALANCE

Contract Loans bear interest at the rate of 6 1/2% per year. Interest accrues daily. The Contract Loan Balance at any time means Contract Loans outstanding plus loan interest accrued to date. Loan interest is due as provided in the Repayment of Loans provision. Loan interest not paid when due will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately.

REPAYMENT OF LOANS

Contract Loans must be repaid to the Company before the Maturity Date and by April 1 of the year following the later of: attainment of age 70 1/2 and the year in which the Annuitant retires and:

c Within 20 years if the loan is used to purchase your principal residence; otherwise, within five years.

The Contract Loan, with interest, must be repaid on a monthly basis and on a schedule set by the Company. Each repayment will be applied first to reduce the accrued loan interest and then to reduce the Contract Loan.

If this Contract is in force under a Plan which meets the requirements of
Section 403(b) of the Code and an amount equal to or greater than the full monthly scheduled payment is not received by the Company at its Administrative Office no later than 15 days after the scheduled due date of the payment, or in the event of default as defined below:

c If the Annuitant is at least age 59 1/2, the Company reserves the right to make a partial surrender of this Contract in an amount equal to the unpaid scheduled payment plus any Contingent Deferred Sales Charge as a result of the surrender and to pay the scheduled payment with the proceeds. However, if a partial surrender for the amount described above is not available (see the Surrender of the Contract provision), the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the unpaid scheduled payment or, in the case of default, the Contract Loan Balance; and the Contract will terminate; and

c If the Annuitant is not yet age 59 1/2, the Company reserves the right to make a partial surrender of this Contract from the portion of the Contract Value attributable to pre-1989 purchase payments in an amount equal to the unpaid scheduled payment plus any Contingent Deferred Sales Charge as a result of the surrender and to pay the scheduled payment with the proceeds. If the full scheduled payment cannot be paid using this method, the Company reserves the right to make a partial surrender of this Contract at the earliest of the Annuitant's death, disability, separation from service and attainment of age 59 1/2 and to pay the unpaid scheduled payment with the proceeds. The amount of the partial surrender will be equal to: the unpaid scheduled payment; plus any Contingent Deferred Sales Charge as a result of the surrender and, if allowed by applicable law, the loan interest accrued on the amount of the scheduled payment from the date the payment was due to the date the partial surrender is made. However, if a partial surrender is not available (see the Surrender of the Contract provision) upon the occurrence of the earliest of these events: the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the unpaid scheduled payment; and the Contract will terminate. Also, in the case of default, the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the Contract Loan Balance; and the Contract will terminate.

If this Contract is in force under a Plan which meets the requirements of
Section 401(a) or Section 401(k) of the Code and an amount equal to or greater than the full monthly scheduled payment is not received by the Company at its Administrative Office no later than 15 days after the scheduled due date of the payment, or in the event of a default as defined below: the Company reserves the right to make a partial surrender of this Contract in an amount equal to the unpaid scheduled payment plus any Contingent Deferred Sales Charge as a result of the surrender; and the scheduled payment will be paid. However, if a partial surrender for that amount is not available (see the Surrender of the Contract provision), the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the scheduled payment or, in case of default, the Contract Loan Balance; and the Contract will terminate.

Except as noted above, the entire Contract Loan Balance is in default and becomes due immediately upon the earliest of:

c The death of the Owner if the Contract is not part of an ERISA plan and the death of the Annuitant if the Contract is part of an ERISA plan;

c The third consecutive monthly scheduled payment remaining unpaid at the end of the 15 day period described above;

c The fifth monthly scheduled payment remaining unpaid at the end of the 15 day period described above;

c The insolvency of the Owner or the institution of any proceeding under the Bankruptcy Code by or against the Owner;

c  Surrender of the Contract; and

c Termination of the Contract because the Contract Loan Balance exceeds the Contract Value.

Loan repayments will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, unless the Company consents to a different allocation. The rate of interest for each loan repayment applied to the Fixed Account will be the lesser of: the effective interest rate used on your Contract on the date the repayment is applied to the Fixed Account; and the rate set by the Company in advance for that date.

A Contract Loan is a charge against the Contract. Any Contract Loan Balance will be deducted from the payment of the proceeds of the Contract.

If the Contract Loan Balance at any time exceeds the Contract Value of the Contract, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Contract will be cancelled.

As of the Endorsement Date, the following provision is added to the Contract section:

POSTPONEMENT OF CONTRACT LOANS FROM THE FIXED ACCOUNT

The Company can postpone the making of any Contract Loan from the Fixed Account for six months from the date you apply.

As of the Endorsement Date, the following is substituted for the Contract Value provision of the Contract Value section:


CONTRACT VALUE

On or before the Maturity Date, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account; plus any amount held for the Contract in a Loan Collateral Account.

The Contract Value is not increased by the cash value of any Rider, unless stated in the Rider.

As of the Endorsement Date, the following is substituted for the Surrender of the Contract provision of the Contract Value section:

SURRENDER OF THE CONTRACT

You can surrender the Contract at any time prior to the Maturity Date by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to: the Contract Value as of the Surrender Date; less any Administration Fee; less any Contingent Deferred Sales Charge; and less any Contract Loan Balance. However, if this Contract is to be exchanged to a new contract issued by New England Life Insurance Company, the Contract Loan Balance must be repaid at the time of exchange.

Unless a later date is specified in the request, the Surrender Date is the date on which the Company receives at its Administrative Office:

c  Written request in proper form for surrender and payment in one sum; or

c Written request in proper form for surrender and payment under one of the Payment Options. (See the Payment of Benefits Section.)

You can also make a partial surrender, but the consent of the Company will be required: if the Contract Loan Balance would exceed the Loan Value of the Contract; or if the remaining Contract Value outside of the Loan Collateral Account would be less than the greater of: 10% of the remaining Contract Value; and $500. A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise.


                                     METROPOLITAN LIFE INSURANCE COMPANY
                                     Administrative Office:
                                     501 Boylston Street, Boston, Massachusetts


                                       ABCD               ABCD
                                     President          Secretary

--------------------------------------------------------------------------------

Endorsement

As of the Endorsement Date, the following provision is added to the Contract:

CONTINUATION

The Company offers two types of Continuation rights: Spousal Continuation; and Beneficiary Continuation.

The Company must receive written notice of the election of the Spousal Continuation or the Beneficiary Continuation right or of the election of a method of payment by the end of the 90th day after it received proof of death. If the surviving spouse qualifies for Spousal Continuation and has not elected a method of payment for the Death Proceeds by the end of the 90 day period, election of Spousal Continuation will be deemed to have been elected on the 90th day. If a Beneficiary who does not qualify for Spousal Continuation but does qualify for Beneficiary Continuation, has not elected a method of payment for the Death Proceeds by the end of the 90 day period: election of Beneficiary Continuation will be deemed to have been elected on the 90th day; and the Contract will be continued for that Beneficiary.


SPOUSAL CONTINUATION

The Contract can be continued under Spousal Continuation if the surviving spouse is less than the maximum maturity age allowed by the Company and if the Owner is a person and the Owner's spouse is the only named primary Beneficiary on the Owner's date of death. The Contract Value to be continued under the Spousal Continuation will be reduced by any Contract Loan Balance.

If the Contract is continued under Spousal Continuation: the Death Proceeds will not be paid; the surviving spouse will be the Owner and the Annuitant; and no new loans may be taken. The Maturity Date will then be the contract anniversary on which the surviving spouse will be the maximum maturity age allowed by the Company. No Contingent Deferred Sales Charge will apply to the Contract on the Maturity Date if that Date is changed as a result of the election of Spousal Continuation.


ENDORSEMENT DATE:

BENEFICIARY CONTINUATION

When Death Proceeds become payable, the Beneficiary can elect: a one sum payment of the Death Proceeds; the continuance of the Contract with a Maturity Date equal to the fifth anniversary of the Owner's death (see below); or a Payment Option. Payments under the Payment Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within one year after the death of the Owner.

The Contract can be continued under Beneficiary Continuation by a Beneficiary whose share of the Death Proceeds is at least equal to the Company's published minimum for this right.

If the Contract is continued under Beneficiary Continuation: the Death Proceeds will not be paid to any Beneficiary continuing his/her share of the Proceeds; the Death Proceeds continued in the Contract will be allocated in the same proportion as the Contract Value was allocated to the sub-accounts and Fixed Account on the Death Valuation Date; each Beneficiary will have the right to make transfers and partial and full surrenders of his/her share of the Contract; the Maturity Date will be the fifth anniversary of the Owner's death and cannot be changed; no purchase payments can be made; no loans may be taken; no Contingent Deferred Sales Charge will apply to the Contract; no Annual Fee will be deducted; and the Death Benefit during the period of continuation for each Beneficiary will be equal to the Beneficiary's share of the Contract Value on his/her Death Valuation Date. The Death Valuation Date is the date on which the Company receives at its Administrative Office proof of death of the Beneficiary. The Death Benefit payable at the Beneficiary's death will be paid in a one sum payment.

On the Maturity Date each living Beneficiary will receive his/her share of the Contract Value in a one sum payment and the Contract will terminate.
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During the continuation period the Beneficiarycan elect: to receive his/her share of the Contract in a one sum payment; or to apply his/her share of the Contract to a Payment Option. Payments under the Payment Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within one year after the death of the Owner.

As of the Endorsement Date, the following provision is substituted for the Death Proceeds provision:

DEATH PROCEEDS

If the Owner is not a person, the Annuitant will be treated as the Owner for the purposes of the Death Proceeds provision.

If the Owner dies before the Maturity Date, the Company will pay a death benefit to the Beneficiary, unless the Contract is in force under a Payment Option or is continued under the Continuation provision. The Death Proceeds will equal the greater of:

c The total of the purchase payments adjusted for any partial surrenders and less any Contract Loan Balance; or
c The Contract Value as of the Death Valuation Date less any Contract Loan Balance.

The Death Valuation Date is the later of:

c The date on which the Company receives at its Administrative Office proof of death of the Owner; and

c The date on which the Company receives at its Administrative Office election of continuation of the Contract or of payment in one sum or under a Payment Option; provided that if no election has been received by the end of the 90th day after the date proof of death was received, the Company will deem the following to have been elected on the 90th day: Spousal Continuation, if the surviving spouse qualifies for this right; or otherwise, Beneficiary Continuation, if the Beneficiary qualifies for this right; or otherwise, payment in one sum.

The Death Proceeds will be paid in one sum unless: all or part of the proceeds is applied to a Payment Option; or the Contract is continued under the Continuation provision. The obligations of the Company are subject to all payments made and actions taken by the Company before receipt by the Company at its Administrative Office of proof of the death.

Upon payment of Death Proceeds, the Contract will terminate.

As of the Endorsement Date, the following provision is added to the Contract:

DEATH OF OWNER ON OR AFTER MATURITY DATE

If the Owner dies on or after the Maturity Date and before the entire interest has been distributed to the Annuitant, then the entire remaining interest must be distributed at least as quickly as under the method of distribution being used on the date of death of the Owner.

As of the Endorsement Date, the following sentence is added to the Owner provision of the Owner and Beneficiary section:


OWNER
At the death of the Owner, Death Proceeds will be paid unless the Contract is continued under the Continuation provision.
As of the Endorsement Date, the following is substituted for the first sentence of the Beneficiary provision of the Owner and Beneficiary section:

BENEFICIARY
The Death Proceeds will be paid to the Beneficiary if the Owner dies before the Maturity Date, unless the Contract is in force under a Payment Option or is continued under the Continuation provision.


                                    METROPOLITAN LIFE INSURANCE COMPANY
                                    Administrative Office:
                                    501 Boylston Street, Boston, Massachusetts

                                           ABCD               ABCD
                                        President          Secretary